AFFIDAVIT FOR CORPORTATE DISSOLUTION OF DOMESTIC CORPORATIONS

CORPORATION NAME - PROSPERITY SYSTEMS, INC
CORPORATION EIN - 26-2333860
Marco Alfonsi, being duly sworn, hereby deposes and says:
1. I am the President (title) of Prosperity Systems, Inc. (Corporation name)

2. The corporation requests dissolution as of 10/31/15 (mm-dd-yy)
3. The corporation's estimated tax and MTA surcharge for the period beginning 01/01/15 (mm-dd-yy)
and ending 10/31/15 (mm-dd-yy) is computed as follows:

Tax before credits by tax base - you must attach a schedule showing the computation of each tax base
Estimated business income base liability: 0 (ceased operations January 2015)
Estimated capital base liability: 0 (assets transferred January 2015)
Estimated fixed dollar minimum tax: 25

Estimated tax credits to be used - you must attach a schedule showing the breakdown of credits by name and dollar amount (if applicable)
Total amount of credits to be used: 0
Estimated tax after credits: 0
MTA surcharge - you must attach a schedule showing the computation of the MTA surcharge (if applicable)
Are you subject to the MTA surcharge? Yes X No
If Yes, estimated MTA surcharge? 4
Total estimated tax and MTA surcharge: 4

4. I acknowledge that this corporation is required to file a final New York State tax return and MTA surcharge return (if applicable), and pay any additional tax and
Surcharge due, no later than 30 days after the appropriate tax forms are made available on the Tax Department's Web site.
5. I acknowledge that this corporation must satisfy all open liability periods prior to consent being issued.
6. I certify that the forgoing statements are true and correct to the best of my knowledge and belief.

Signature
Notary Acknowledgement
Sworn to before me this 29th day of October, 2015

Notary Public Notary Stamp www.tax.ny.gov